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                               AMENDMENT NO. 1 TO
                                     BYLAWS
                                       OF
                          TELECOM WIRELESS CORPORATION
                       (f/k/a Stetson Oil Exchange, Inc.)


     The Bylaws of Telecom Wireless Corporation, a Utah corporation (formerly known as Stetson Oil Exchange, Inc.) (the "Corporation"), are hereby amended as follows:

     1. Article II, Section 4 of the Bylaws shall be deleted in its entirety and the following substituted therefor:

               Section 4. NOTICE OF MEETING. The secretary shall give notice to shareholders of the date, time, and place of each annual and special shareholders' meeting no fewer than ten nor more than sixty days before the date of the meeting. Except as otherwise required by the Utah Revised Business Corporation Act or the Corporation's Articles of Incorporation, the secretary shall be required to give such notice only to shareholders entitled to vote at the meeting.

               (a) Except as otherwise required by the Utah Revised Business Corporation Act or the Corporation's Articles of Incorporation, notice of an annual shareholders' meeting need not include a description of the purpose or purposes for which the meeting is called.

               (b) Notice of a special shareholders' meeting shall include a description of the purpose or purposes for which the meeting is called.

               (c) Notice of a shareholders' meeting shall be in writing and shall be given:

                    (1) by deposit in the United States mail, properly addressed to the shareholder's address shown in the Corporation's current record of shareholders, first class postage prepaid, and, if so given, shall be effective when mailed; or

                    (2) by telegraph, teletype, electronically transmitted
               facsimile, electronic mail, mail, or private carrier or by personal delivery to the shareholder, and, if so given, shall be effective when actually received by the shareholder.

               (d) If an annual or special shareholders' meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before adjournment; provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date for the adjourned meeting is or must be fixed pursuant to Section 10(c), notice of the adjourned meeting shall be given to shareholders of record who are entitled to vote at the meeting.

               (e) If two consecutive notices of annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting during the period between the two consecutive annual meetings, have been mailed, addressed to the shareholder at

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          the shareholder's address as shown on the records of the corporation, and are returned as undeliverable, no further notices to such shareholder shall be necessary until another address for the shareholder is made known to the Corporation.

     2.   A new Section 10 shall be added to Article II as follows:

               Section 10. RECORD DATE.

               (a) In order to make a determination of shareholders (1) entitled to notice of or to vote at any shareholders' meeting or at any adjournment of a shareholders' meeting, (2) entitled to take action without a meeting, (3) entitled to demand a special shareholders' meeting, (4) entitled to take any other action, or (5) for any other purpose, the board of directors may fix a future date as the record date for such determination of shareholders. The record date may be fixed not more than seventy days before the date of the proposed action.

               (b) Unless otherwise specified when the record date is fixed, the time of day for determination of shareholders shall be as of the Corporation's close of business on the record date.

               (c) A determination of shareholders entitled to be given notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the board of directors fixes a new record date, which the board shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting; provided, however, that if a court orders a meeting adjourned to a date more than 120 days after the date fixed for the original meeting, it may provide that the original record date continues in effect or it may fix a new record date.

               (d) If no record date is otherwise fixed, the record date for determining shareholders entitled to be given notice of and to vote at an annual or special shareholders' meeting is the close of business on the day before the first notice is delivered to shareholders.

               (e) The record date for determining shareholders entitled to take action without a meeting pursuant to Section 9 is the date the first shareholder delivers to the corporation a writing upon which the action is taken.

     The foregoing amendments to the Corporation's Bylaws were duly adopted by the Board of Directors of the Corporation pursuant to a Unanimous Written Consent to Action effective as of March 30, 2000.


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